EXHIBIT 10.6

HD SUPPLY, INC.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

The Home Depot, Inc.

Building C-22

2455 Paces Ferry Road, NW

Atlanta, Georgia 30339

March 19, 2010

Dear Sirs,

Reference is made to (i) that certain Guarantee and Reimbursement Agreement, dated as of August 30, 2007 (the “Guarantee Agreement”), by and between The Home Depot, Inc. (“THD” or “you”), HD Supply, Inc. (“HDS”, “us” or “we”) and Merrill Lynch Capital Corporation, as administrative agent (the “Administrative Agent”) and (ii) that certain Credit Agreement, dated as of August 30, 2007 (the “Credit Agreement”), among HDS, the Administrative Agent and the other parties thereto, in each case as amended or supplemented through the date hereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

We agree that, on and after the date hereof and until the THD Guarantee Release Date, we will not, and will not permit any of our Subsidiaries to, directly or indirectly, voluntarily purchase, repurchase, redeem or defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment, in whole or in part, any Senior Notes, any Senior Subordinated Notes or any Refinancing Indebtedness in respect of Senior Notes or Senior Subordinated Notes (“Specified Debt”) without THD’s prior written consent (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, we may, and we may permit any of our Subsidiaries to, make any purchase, repurchase, redemption or defeasance or other acquisition or retirement for value of Specified Debt as and to the extent permitted pursuant to Section 7.5(b)(i), Section 7.5(b)(ii) or Section 7.5(b)(iv) of the Credit Agreement.

For the avoidance of doubt, the foregoing paragraph shall not prohibit HDS or any of its Subsidiaries from acquiring the Capital Stock of a Person that owns Specified Debt or merging or consolidating with such a Person; provided that, (i) such acquisition, merger or consolidation is otherwise permitted by the Credit Agreement, the Guarantee Agreement and the other Loan Documents, and (ii) HDS’s or the applicable Subsidiary’s purpose (primary or otherwise) for such acquisition, merger or consolidation was not to acquire such Specified Debt.

Nothing contained herein shall in any way restrict any debt or equity holder of HDS from purchasing, repurchasing, redeeming or otherwise acquiring or retiring for value any Specified Debt.

THD agrees that it shall not require the payment of a fee or impose any other condition to any consent required of THD under this letter agreement.

In addition, we agree, immediately following the closing of Amendment No. 3 to the Credit Agreement, dated on or about the date hereof. to provide an irrevocable notice of a prepayment of $30 million of principal amount of Non-Extending Term Loans, to elect to apply such amounts in reverse chronological order with respect to scheduled amortization payments and, on the earliest date we are permitted under the notice provisions for such prepayment under the Credit Agreement, to make such prepayment. It is understood and agreed that THD has granted its consent (pursuant to a separate letter agreement) to Amendment No. 3 to the Credit Agreement, dated on or about the date hereof, on the condition that such repayment occurs within such time period.

This letter agreement is not an amendment, supplement, modification or waiver of the Credit Agreement, the Guarantee Agreement or any other Loan Document, and any failure to perform by HDS or by THD under this letter agreement shall not constitute a Default or an Event of Default under the Credit Agreement, the Guarantee Agreement or any other Loan Document.

Sections 9.04, 9.06 and 9.10 of the Guarantee Agreement are incorporated herein by reference. The parties hereto agree that irreparable damage would occur in the event that any provision of this letter agreement were not performed by HDS in accordance with the terms hereof and that THD will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

(Signature Page to Follow)

Sincerely,

HD SUPPLY, INC.

By:	/s/ Vidya Chauhan
Name:	Vidya Chauhan
Title:	Senior Vice President, StrategicBusiness Development

Acknowledged and agreed to by:

THE HOME DEPOT, INC.

By:	/s/ Carol B. Tome
Name:	Carol B. Tome
Title:	CFO & EVP